Exhibit 99.1

Contacts
Media	Investors
Ana Kapor	Peter Fromen
650.638.6227	650.638.5828
ana.kapor@appliedbiosystems.com	peter.fromen@appliedbiosystems.com

FOR IMMEDIATE RELEASE

APPLIED BIOSYSTEMS ANNOUNCES MANAGEMENT CHANGE

FOSTER CITY, Calif. – October 20, 2006 – Applied Biosystems (NYSE: ABI), an Applera Corporation business, announced today that President Catherine M. Burzik has resigned her position and that Tony L. White, chairman, president, and chief executive of Applera, will become interim president, partnering with the AB leadership team. The changes are effective immediately.

“Cathy has accepted a CEO position with a medical device company, and we wish her well,” said Mr. White. “She is an effective leader who made many contributions in her three years at Applied Biosystems. The business has a strong management team and organizational structure and is performing well, and we expect to continue with the strategies and the team that have revitalized the business. I will take on the role of interim president, collaborating with the executive team that is in place at Applied Biosystems. I will assume this role while the other members of the Board of Directors and I carefully consider our alternatives for the management succession.”

Ms. Burzik said, “Becoming a CEO of a significant public company has been a personal and professional goal of mine for a long time, and in my new role I will return to the medical device industry where I have spent the majority of my career. This opportunity also makes sense for my family. I am proud of the strong management team at Applied Biosystems and the repositioning we have accomplished, and I leave the company in a very healthy position.”

About Applera Corporation and Applied Biosystems

Applera Corporation consists of two operating groups. The Applied Biosystems Group serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries and develop new pharmaceuticals. Applied Biosystems’ products also serve the needs of some markets outside of life science research, which we refer to as “applied markets,” such as the fields of: human identity testing (forensic and paternity testing); biosecurity, which refers to products needed in response to the threat of biological terrorism and other malicious, accidental, and natural biological dangers; and quality and safety testing, for example in food and the environment.

Applied Biosystems is headquartered in Foster City, CA, and reported sales of over $1.9 billion during fiscal 2006. The Celera Genomics Group is primarily a molecular diagnostics business that is using proprietary genomics and proteomics discovery platforms to identify and validate novel diagnostic markers, and is developing diagnostic products based on these markers as well as other known markers. Celera Genomics maintains a strategic alliance with Abbott Laboratories for the development and commercialization of molecular, or nucleic acid-based, diagnostic products, and it is also developing new diagnostic products outside of this alliance.

Through its genomics and proteomics research efforts, Celera Genomics is also discovering and validating therapeutic targets, and it is seeking strategic partnerships to develop therapeutic products based on these discovered targets. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923.

Information about Applied Biosystems is available at http://www.appliedbiosystems.com/.